EX-23.1

                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO:  Seawright Holdings, Inc.


     As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated May 19, 2003 included in Seawright Holdings, Inc.'s (formerly Pre-settlement Funding Corporation) Annual Report on Form 10-KSB for the year ended December 31, 2002, and to all references to our Firm included in this Registration Statement.

                                 /s/ Russell Bedford Stefanou Mirchandani LLP
                                 Russell Bedford Stefanou & Mirchandani LLP

McLean, Virginia
January 8, 2004